EXHIBIT 99.1

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FURMANITE ENTERS INTO DEFINITIVE AGREEMENT TO SELL FTS DIVISION

HOUSTON (Sept. 25, 2015) Furmanite Corporation (NYSE: FRM) (“Furmanite” or “the Company”) today announced that it has entered into a definitive agreement under which Burrow Global, LLC (“Burrow Global”) will acquire substantially all of the assets of the Company’s Furmanite Technical Solutions (“FTS”) division of its Engineering and Project Solutions operating segment for a purchase price, consisting of cash and debt, of $1.6 million plus estimated net working capital of approximately $12.8 million, and the assumption of certain related liabilities. Furmanite expects to incur a pre-tax loss of less than $1 million as a result of the sale transaction. The transaction is expected to close on September 28, 2015, subject to the satisfaction of all conditions to closing.

Jeffery Davis, Interim Executive Chairman of Furmanite, said, “The sale of FTS will allow the Company to focus on its higher margin specialty services and is intended to further our strategy to drive shareholder value. Following completion of the transaction, the Company expects to deliver substantially higher operating margins while releasing a significant amount of cash due to a reduction in working capital needs.”

Included in the sale are Furmanite’s Beaumont, Texas; Baton Rouge, Louisiana; Lake Charles, Louisiana; Deer Park, Texas; and Freeport, Texas offices, which primarily perform in-office and in-plant engineering work for downstream clients in the Gulf Coast region. Burrow Global will also assume Furmanite’s obligations under the real estate leases and contracts utilized by the FTS operations. Furmanite will retain the process management inspection component of its Engineering & Project Solutions segment, which is based in Tulsa, Oklahoma. Furmanite will provide limited transition services to the FTS business for a period following the closing.

Additional terms of the transaction are disclosed on Form 8-K as filed with the Securities and Exchange Commission.

On May 6, 2015, Furmanite announced that it had retained Lazard Freres & Co. as financial advisors to assist in an evaluation of strategic alternatives. As previously stated, Furmanite does not intend to provide updates on the evaluation or negotiation process until a definitive agreement has been reached or discussions and /or negotiations have terminated.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE:FRM), founded in 1920, is one of the world’s largest specialty industrial services companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection and mechanical services which help monitor, maintain and renew the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com.

FORWARD LOOKING STATEMENTS

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the timing and likelihood of the closing of the FTS sale, the various risks inherent in the Company’s business, and other risks and uncertainties detailed most recently in this press release and the Company’s Form 10-K as of December 31, 2014 and Form 10-Q as of June 30, 2015 filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.